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                                                                    EXHIBIT 23.1



                     CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
XM Satellite Radio Holdings Inc. and Subsidiaries:

We consent to the use of our reports incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus supplement.

Our reports, dated February 9, 2001, contain an explanatory paragraph that states that the Company has not commenced operations and is dependent upon additional debt or equity financing, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                             /s/ KPMG LLP

McLean, Virginia
December 5, 2001